Exhibit 99.1

Yum China Reports First Quarter 2023 Results

Record first quarter performance – Total Revenues reached $2.92 billion and Operating Profit reached $416 million

Total Revenues grew 9%; System Sales grew 17% and Same-store Sales grew 8% in constant currency

Operating Profit increased 118% year over year, attributed to sales leveraging and margin expansion

Shanghai, China (May 2, 2023) – Yum China Holdings, Inc. (the "Company" or "Yum China") (NYSE: YUMC and HKEX: 9987) today reported unaudited results for the first quarter ended March 31, 2023.

First Quarter Highlights

•
Total revenues increased 9% year over year to $2.92 billion from $2.67 billion (an 18% increase excluding foreign currency translation (“F/X”)).
•
Total system sales increased 17% year over year, with increases of 17% at both KFC and Pizza Hut, excluding F/X. Growth was mainly attributable to same-store sales growth, new unit contribution and lapping of temporary store closures in the prior year.
•
Same-store sales increased 8% year over year, with increases of 8% at KFC and 7% at Pizza Hut, excluding F/X.
•
Opened 233 net new stores during the quarter; total store count reached 13,180 as of March 31, 2023.
•
Operating Profit increased 118% year over year to $416 million from $191 million (a 134% increase excluding F/X), primarily driven by sales leveraging and margin expansion.
•
Adjusted Operating Profit increased 117% year over year to $419 million from $193 million (a 133% increase excluding F/X).
•
Restaurant margin was 20.3%, compared with 13.8% in the prior year period.
•
Effective tax rate was 28.5%.
•
Net Income increased 189% to $289 million from $100 million in the prior year period, primarily due to the increase in Operating Profit.
•
Adjusted Net Income increased 186% to $292 million from $102 million in the prior year period (a 131% increase excluding the net losses of $14 million and $30 million in the first quarter of 2023 and 2022, respectively, from our mark-to-market equity investments; a 148% increase if further excluding F/X).
•
Diluted EPS increased 196% to $0.68 from $0.23 in the prior year period.
•
Adjusted Diluted EPS increased 188% to $0.69 from $0.24 in the prior year period (a 132% increase excluding the net losses from our mark-to-market equity investments in the first quarter of 2023 and 2022; a 148% increase if further excluding F/X).

Key Financial Results

First Quarter 2023
% Change
	System Sales	Same-Store Sales	Net New Units	Operating Profit
Yum China	+17	+8	+9	+118
KFC	+17	+8	+9	+91
Pizza Hut	+17	+7	+11	+85

Yum China Holdings, Inc. • Shanghai, China • Website http://ir.yumchina.com

	First Quarter
(in US$ million, except			% Change
per share data and percentages)	2023	2022	Reported	Ex F/X
Operating Profit	$416	$191	+118	+134
Adjusted Operating Profit(1)	$419	$193	+117	+133
Net Income	$289	$100	+189	+212
Adjusted Net Income(1)	$292	$102	+186	+207
Basic Earnings Per Common Share	$0.69	$0.23	+200	+222
Adjusted Basic Earnings Per Common Share(1)	$0.70	$0.24	+192	+213
Diluted Earnings Per Common Share	$0.68	$0.23	+196	+222
Adjusted Diluted Earnings Per Common Share(1)	$0.69	$0.24	+188	+208

1 See “Reconciliation of Reported GAAP Results to non-GAAP Adjusted Measures” included in the accompanying tables of this release for further details.

Note: All comparisons are versus the same period a year ago.

Percentages may not recompute due to rounding.

System sales and same-store sales percentages exclude the impact of F/X. Effective January 1, 2018, temporary store closures are normalized in the same-store sales calculation by excluding the period during which stores are temporarily closed.

CEO and CFO Comments

Joey Wat, CEO of Yum China, commented, “We are pleased to have set new first quarter records for revenues and operating profit. I want to recognize all of our employees whose unwavering dedication has been instrumental in delivering this performance. We started the new year with low visibility into how conditions would unfold. The operating environment was fluid with lingering COVID outbreaks. Through our team’s hard work, scenario planning and laser focus to drive sales, we successfully capitalized on critical trading during the Chinese New Year (“CNY”) holiday period. Offering delicious food and superior value served us well. We added juicy whole chicken to KFC’s signature Golden Bucket to capture at-home consumption around family reunions. Creative twists to our classic Beef Wrap and Supreme Pizza delighted local taste buds. We also fueled traffic with compelling value promotions, including Crazy Thursday, weekday value combos and weekend buy-more-save-more.”

Wat continued, “Our performance was enabled by the execution of our RGM (Resilience-Growth-Moat) strategy over the past few years. Today, we are more agile and responsive to the dynamic operating environment. Our robust digital ecosystem has continued to unleash our capabilities in running the entire business, from customer engagement to restaurant operation and supply chain. By planning for multiple scenarios for CNY and incorporating regional variances, we were able to effectively deploy resources as opportunities arose. In addition, we enhanced labor productivity with innovative approaches such as management sharing across stores. As we progress through 2023, we plan to stay nimble to the evolving market conditions. At the same time, we will focus on building sales momentum, expanding our store network, and fortifying our competitive moat to position Yum China for sustainable growth.”

Andy Yeung, CFO of Yum China, added, “First quarter sales rebounded significantly year over year and sequentially. Our efforts to focus on driving sales were rewarded, as the country pivoted from strict COVID measures. Margins also improved substantially, benefitting from sales leveraging, cost structure rebasing, and temporary relief from the government and landlords. However, we are still in the early stages of recovery. Sales during the CNY trading period were buoyed by pent-up travel demand, yet same-store sales post-CNY have remained at teens level below 2019. Therefore, driving sales remains our top priority for this year. Consumers are looking for value, so value campaigns would be an important tool to drive store traffic and sales. On the cost side, we expect inflationary pressures to be gradually built-up and the benefit from temporary relief to be phased out over the coming quarters. The pace and the trajectory of the recovery remain uncertain, given the challenging macroeconomic conditions and the lingering effects of the pandemic. Nevertheless, we are confident that with vigorous scenario planning, more flexible cost structures and operational agilities, we can seize opportunities in good times and stay resilient in challenging times.”

Share Repurchases and Dividends

•
During the first quarter, we repurchased approximately 1.0 million shares of Yum China common stock for $62 million at an average price of $60.30 per share. As of March 31, 2023, approximately $1.1 billion remained available for future share repurchases under the current authorization.
•
The Board declared a cash dividend of $0.13 per share on Yum China’s common stock, payable on June 20, 2023 to shareholders of record as of the close of business on May 30, 2023.

Digital and Delivery

•
The KFC and Pizza Hut loyalty programs exceeded 430 million members combined, as of quarter-end. Member sales accounted for approximately 64% of system sales in the first quarter of 2023.
•
Delivery contributed approximately 36% of KFC and Pizza Hut’s Company sales in the first quarter of 2023, on par with the prior year period. Delivery sales continued to grow even as dine-in traffic improved.
•
Digital orders, including delivery, mobile orders and kiosk orders, accounted for approximately 89% of KFC and Pizza Hut’s Company sales in the first quarter of 2023.

KFC and Pizza Hut Total	First Quarter
	2023	2022
Member count (as of period-end)	430 million+	370 million+
Member sales as % of system sales	~64%	~62%
Delivery as % of Company sales	~36%	~36%
Digital orders as % of Company sales	~89%	~88%

New-Unit Development and Asset Upgrade

•
The Company opened 233 net new stores in the first quarter of 2023, mainly driven by development of the KFC and Pizza Hut brands.
•
The Company remodeled 83 stores in the first quarter of 2023.

	Net New Units	Restaurant Count
	First Quarter	As of March 31
	2023	2023	2022
Yum China	233	13,180	12,117
KFC	145	9,239	8,441
Pizza Hut	80	2,983	2,679
Others(2)	8	958	997

2 Others include Taco Bell, Lavazza, Little Sheep, Huang Ji Huang, and, for 2022, COFFii & JOY.

Restaurant Margin

•
Restaurant margin was 20.3% in the first quarter of 2023, compared with 13.8% in the prior year period, primarily driven by sales leveraging, higher labor productivity and operational efficiency, and temporary relief, partially offset by higher promotion cost and wage inflation.

	First Quarter
	2023	2022	ppts change
Yum China	20.3%	13.8%	+6.5
KFC	22.2%	15.2%	+7.0
Pizza Hut	14.2%	10.7%	+3.5

2023 Outlook

The Company's fiscal year 2023 targets remain unchanged:

•
To open approximately 1,100 to 1,300 net new stores.
•
To make capital expenditures in the range of approximately $700 million to $900 million.

Other Updates

•
The Company recently published its 2022 Sustainability Report, which outlines the Company's commitment to environmental and social responsibility and the Company's progress against its sustainability goals.

Note on Non-GAAP Measures

Reported GAAP results include Special Items, which are excluded from non-GAAP adjusted measures. Special Items are not allocated to any segment and therefore only impact reported GAAP results of Yum China. See “Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures” within this release. In addition, for the non-GAAP measures of Restaurant profit and Restaurant margin, see “Reconciliation of GAAP Operating Profit to Restaurant Profit” under “Segment Results” within this release.

Conference Call

Yum China’s management will hold an earnings conference call at 8:00 p.m. U.S. Eastern Time on Tuesday, May 2, 2023 (8:00 a.m. Beijing/Hong Kong Time on Wednesday, May 3, 2023).

A live webcast of the call may be accessed at https://edge.media-server.com/mmc/p/x72ajhoq.

To join by phone, please register in advance of the conference through the link provided below. Upon registering, you will be provided with participant dial-in numbers, a passcode and a unique access PIN.

Pre-registration Link: https://s1.c-conf.com/diamondpass/10029676-te54kl.html

A replay of the conference call will be available one hour after the call ends until Wednesday, May 10, 2023 and may be accessed by phone at the following numbers:

U.S.:	1 855 883 1031
Mainland China:	400 1209 216
Hong Kong:	800 930 639
U.K.:	0800 031 4295

Replay access code:	10029676

Additionally, this earnings release, the accompanying slides, a live webcast and an archived webcast of this conference call will be available at Yum China’s Investor Relations website at http://ir.yumchina.com.

For important news and information regarding Yum China, including our filings with the U.S. Securities and Exchange Commission and the Hong Kong Stock Exchange, visit Yum China's Investor Relations website at http://ir.yumchina.com. Yum China uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including under “2023 Outlook.” We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should,” “forecast,” “outlook,” “commit” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future strategies, growth, business plans, investment, dividend and share repurchase plans, earnings, performance and returns of Yum China, anticipated effects of population and macroeconomic trends, the expected impact of the COVID-19 pandemic, pace of recovery of Yum China's business, the anticipated effects of our innovation, digital and delivery capabilities and investments on growth and beliefs regarding the long-term drivers of Yum China’s business. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, changes in public health conditions, including the COVID-19 pandemic, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China is the largest restaurant company in China with a mission to make every life taste beautiful. The Company has over 400,000 employees and operates over 13,000 restaurants under six brands across 1,800 cities in China. KFC and Pizza Hut are the leading brands in the quick-service and casual dining restaurant spaces in China, respectively. Taco Bell offers innovative Mexican-inspired food. Yum China has also partnered with Lavazza to develop the Lavazza coffee concept in China. Little Sheep and Huang Ji Huang specialize in Chinese cuisine. Yum China has a world-class, digitalized supply chain which includes an extensive network of logistics centers nationwide and an in-house supply chain management system. Its strong digital capabilities and loyalty program enable the Company to reach customers faster and serve them better. Yum China is a Fortune 500 company with the vision to be the world’s most innovative pioneer in the restaurant industry. For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 / +852 2267 5801 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com

Yum China Holdings, Inc.

Condensed Consolidated Statements of Income

(in US$ million, except per share data)

(unaudited)

	Quarter Ended		% Change
	3/31/2023	3/31/2022	B/(W)
Revenues
Company sales	$2,772	$2,548	9
Franchise fees and income	25	24	1
Revenues from transactions with franchisees	93	77	21
Other revenues	27	19	43
Total revenues	2,917	2,668	9
Costs and Expenses, Net
Company restaurants
Food and paper	835	792	(6)
Payroll and employee benefits	683	667	(2)
Occupancy and other operating expenses	691	738	6
Company restaurant expenses	2,209	2,197	(1)
General and administrative expenses	163	151	(8)
Franchise expenses	10	10	3
Expenses for transactions with franchisees	91	75	(21)
Other operating costs and expenses	24	17	(44)
Closures and impairment expenses, net	3	2	(48)
Other expenses, net	1	25	96
Total costs and expenses, net	2,501	2,477	(1)
Operating Profit	416	191	118
Interest income, net	38	12	224
Investment loss	(17)	(37)	54
Income Before Income Taxes and Equity in Net Earnings (Losses) from Equity Method Investments	437	166	164
Income tax provision	(125)	(55)	(127)
Equity in net earnings (losses) from equity method investments	1	(1)	NM
Net income – including noncontrolling interests	313	110	184
Net income – noncontrolling interests	24	10	(136)
Net Income – Yum China Holdings, Inc.	$289	$100	189
Effective tax rate	28.5%	33.1%	4.6	ppts.

Basic Earnings Per Common Share	$0.69	$0.23
Weighted-average shares outstanding (in millions)	418	426

Diluted Earnings Per Common Share	$0.68	$0.23
Weighted-average shares outstanding (in millions)	423	430

Company sales	100.0%	100.0%
Food and paper	30.1	31.1	1.0	ppts.
Payroll and employee benefits	24.6	26.2	1.6	ppts.
Occupancy and other operating expenses	25.0	28.9	3.9	ppts.
Restaurant margin	20.3%	13.8%	6.5	ppts.
Operating margin	15.0%	7.5%	7.5	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

KFC Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change
	3/31/2023	3/31/2022	B/(W)
Revenues
Company sales	$2,166	$1,991	9
Franchise fees and income	17	16	5
Revenues from transactions with franchisees	10	8	29
Other revenues	5	2	195
Total revenues	2,198	2,017	9
Costs and Expenses, Net
Company restaurants
Food and paper	646	621	(4)
Payroll and employee benefits	512	501	(2)
Occupancy and other operating expenses	527	567	7
Company restaurant expenses	1,685	1,689	—
General and administrative expenses	68	65	(4)
Franchise expenses	9	9	4
Expenses for transactions with franchisees	9	8	(25)
Other operating costs and expenses	4	1	(295)
Closures and impairment expenses (income), net	1	(1)	NM
Other expenses, net	2	26	92
Total costs and expenses, net	1,778	1,797	1
Operating Profit	$420	$220	91
Company sales	100.0%	100.0%
Food and paper	29.8	31.2	1.4	ppts.
Payroll and employee benefits	23.6	25.2	1.6	ppts.
Occupancy and other operating expenses	24.4	28.4	4.0	ppts.
Restaurant margin	22.2%	15.2%	7.0	ppts.
Operating margin	19.4%	11.1%	8.3	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Pizza Hut Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change
	3/31/2023	3/31/2022	B/(W)
Revenues
Company sales	$591	$542	9
Franchise fees and income	2	2	2
Revenues from transactions with franchisees	1	1	7
Other revenues	3	2	88
Total revenues	597	547	9
Costs and Expenses, Net
Company restaurants
Food and paper	184	166	(11)
Payroll and employee benefits	167	157	(6)
Occupancy and other operating expenses	156	161	3
Company restaurant expenses	507	484	(5)
General and administrative expenses	29	29	(1)
Franchise expenses	1	1	(1)
Expenses for transactions with franchisees	1	1	(5)
Other operating costs and expenses	3	1	(75)
Closures and impairment expenses, net	1	1	(82)
Total costs and expenses, net	542	517	(5)
Operating Profit	$55	$30	85
Company sales	100.0%	100.0%
Food and paper	31.2	30.6	(0.6)	ppts.
Payroll and employee benefits	28.2	28.9	0.7	ppts.
Occupancy and other operating expenses	26.4	29.8	3.4	ppts.
Restaurant margin	14.2%	10.7%	3.5	ppts.
Operating margin	9.3%	5.5%	3.8	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Condensed Consolidated Balance Sheets

(in US$ million)

	3/31/2023	12/31/2022
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,111	$1,130
Short-term investments	1,870	2,022
Accounts receivable, net	59	64
Inventories, net	378	417
Prepaid expenses and other current assets	296	307
Total Current Assets	3,714	3,940
Property, plant and equipment, net	2,114	2,118
Operating lease right-of-use assets	2,172	2,219
Goodwill	1,995	1,988
Intangible assets, net	157	159
Long-term bank deposits and notes	1,094	680
Equity investments	346	361
Deferred income tax assets	93	113
Other assets	278	248
Total Assets	11,963	11,826

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	1,957	2,098
Income taxes payable	143	68
Total Current Liabilities	2,100	2,166
Non-current operating lease liabilities	1,864	1,906
Non-current finance lease liabilities	41	42
Deferred income tax liabilities	378	390
Other liabilities	164	162
Total Liabilities	4,547	4,666

Redeemable Noncontrolling Interest	12	12

Equity
Common stock, $0.01 par value; 1,000 million shares authorized; 418 million shares and 419 million shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	4	4
Additional paid-in capital	4,391	4,390
Retained earnings	2,374	2,191
Accumulated other comprehensive loss	(91)	(103)
Total Yum China Holdings, Inc. Stockholders' Equity	6,678	6,482
Noncontrolling interests	726	666
Total Equity	7,404	7,148
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$11,963	$11,826

Yum China Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in US$ million)

(unaudited)

	Quarter Ended
	3/31/2023	3/31/2022
Cash Flows – Operating Activities
Net income – including noncontrolling interests	$313	$110
Depreciation and amortization	116	164
Non-cash operating lease cost	102	120
Closures and impairment expenses	3	2
Investment loss	17	37
Equity in net (earnings) losses from equity method investments	(1)	1
Distributions of income received from equity method investments	4	—
Deferred income taxes	7	1
Share-based compensation expense	13	11
Changes in accounts receivable	5	(2)
Changes in inventories	40	88
Changes in prepaid expenses, other current assets and VAT assets	12	38
Changes in accounts payable and other current liabilities	(93)	(322)
Changes in income taxes payable	75	26
Changes in non-current operating lease liabilities	(94)	(106)
Other, net	(12)	3
Net Cash Provided by Operating Activities	507	171
Cash Flows – Investing Activities
Capital spending	(179)	(205)
Purchases of short-term investments, long-term bank deposits and notes	(1,378)	(1,041)
Maturities of short-term investments, long-term bank deposits and notes	1,126	1,281
Acquisition of business, net of cash acquired	—	(23)
Other, net	2	1
Net Cash (Used in) Provided by Investing Activities	(429)	13
Cash Flows – Financing Activities
Repurchase of shares of common stock	(60)	(224)
Cash dividends paid on common stock	(54)	(51)
Dividends paid to noncontrolling interests	(15)	(17)
Contribution from noncontrolling interests	35	18
Other, net	(5)	—
Net Cash Used in Financing Activities	(99)	(274)
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	2	1
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(19)	(89)
Cash, Cash Equivalents, and Restricted Cash - Beginning of Period	1,130	1,136
Cash, Cash Equivalents, and Restricted Cash - End of Period	$1,111	$1,047

In this press release:

•
The Company provides certain percentage changes excluding the impact of foreign currency translation (“F/X”). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.
•
System sales growth reflects the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants that operate our restaurant concepts, except for non-Company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise and unconsolidated affiliate restaurants typically generate ongoing franchise fees for the Company at an average rate of approximately 6% of system sales. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales in the Condensed Consolidated Statements of Income; however, the franchise fees are included in the Company’s revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.
•
Effective January 1, 2018, the Company revised its definition of same-store sales growth to represent the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year, excluding the period during which stores are temporarily closed. We refer to these as our "base" stores. Previously, same-store sales growth represented the estimated percentage change in sales of all restaurants in the Company system that have been open for one year or more, including stores temporarily closed, and the base stores changed on a rolling basis from month to month. This revision was made to align with how management measures performance internally and focuses on trends of a more stable base of stores.
•
Company sales represent revenues from Company-owned restaurants. Company Restaurant profit (“Restaurant profit”) is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales, including cost of food and paper, restaurant-level payroll and employee benefits, rent, depreciation and amortization of restaurant-level assets, advertising expenses, and other operating expenses. Company restaurant margin percentage is defined as Restaurant profit divided by Company sales.
•
Certain comparative items in the Condensed Consolidated Financial Statements have been reclassified to conform to the current period’s presentation to facilitate comparison.

Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures

(in millions, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company provides non-GAAP measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted Earnings Per Common Share ("EPS"), Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including noncontrolling interests adjusted for equity in net earnings (losses) from equity method investments, income tax, interest income, net, investment gain or loss, certain non-cash expenses, consisting of depreciation and amortization as well as store impairment charges, and Special Items. We also use Restaurant profit and Restaurant margin (as defined above) for the purposes of internally evaluating the performance of our Company-owned restaurants and we believe Restaurant profit and Restaurant margin provide useful information to investors as to the profitability of our Company-owned restaurants.

The following table set forth the reconciliation of the most directly comparable GAAP financial measures to the non-GAAP adjusted financial measures. The reconciliation of GAAP Operating Profit to Restaurant Profit is presented in Segment Results within this release.

	Quarter Ended
	3/31/2023	3/31/2022

Non-GAAP Reconciliations

Reconciliation of Operating Profit to Adjusted Operating Profit
Operating Profit	$416	$191
Special Items, Operating Profit	(3)	(2)
Adjusted Operating Profit	$419	$193
Reconciliation of Net Income to Adjusted Net Income
Net Income – Yum China Holdings, Inc.	$289	$100
Special Items, Net Income –Yum China Holdings, Inc.	(3)	(2)
Adjusted Net Income – Yum China Holdings, Inc.	$292	$102
Reconciliation of EPS to Adjusted EPS
Basic Earnings Per Common Share	$0.69	$0.23
Special Items, Basic Earnings Per Common Share	(0.01)	(0.01)
Adjusted Basic Earnings Per Common Share	$0.70	$0.24
Diluted Earnings Per Common Share	$0.68	$0.23
Special Items, Diluted Earnings Per Common Share	(0.01)	(0.01)
Adjusted Diluted Earnings Per Common Share	$0.69	$0.24
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	28.5%	33.1%
Impact on effective tax rate as a result of Special Items	0.1%	0.4%
Adjusted effective tax rate	28.4%	32.7%

Net income, along with the reconciliation to Adjusted EBITDA, is presented below:

	Quarter Ended
	3/31/2023	3/31/2022
Reconciliation of Net Income to Adjusted EBITDA
Net Income – Yum China Holdings, Inc.	$289	$100
Net income – noncontrolling interests	24	10
Equity in net (earnings) losses from equity method investments	(1)	1
Income tax provision	125	55
Interest income, net	(38)	(12)
Investment loss	17	37
Operating Profit	416	191
Special Items, Operating Profit	3	2
Adjusted Operating Profit	419	193
Depreciation and amortization	116	164
Store impairment charges	4	8
Adjusted EBITDA	$539	$365

Details of Special Items are presented below:

	Quarter Ended
	3/31/2023	3/31/2022
Share-based compensation expense for Partner PSU Awards(1)	$(3)	$(2)
Special Items, Operating Profit	(3)	(2)
Tax effect on Special Items(2)	—	—
Special Items, net income – including noncontrolling interests	(3)	(2)
Special Items, net income – noncontrolling interests	—	—
Special Items, Net Income –Yum China Holdings, Inc.	$(3)	$(2)
Weighted-average Diluted Shares Outstanding (in millions)	423	430
Special Items, Diluted Earnings Per Common Share	$(0.01)	$(0.01)

(1)
In February 2020, the Company granted Partner PSU Awards to select employees who were deemed critical to the Company’s execution of its strategic operating plan. These PSU awards will only vest if threshold performance goals are achieved over a four-year performance period, with the payout ranging from 0% to 200% of the target number of shares subject to the PSU awards. Partner PSU Awards were granted to address increased competition for executive talent, motivate transformational performance and encourage management retention. Given the unique nature of these grants, the Compensation Committee does not intend to grant similar, special grants to the same employees during the performance period. The impact from these special awards is excluded from metrics that management uses to assess the Company’s performance.
(2)
The tax expense was determined based upon the nature, as well as the jurisdiction, of each Special Item at the applicable tax rate.

The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as equity in net earnings (losses) from equity method investments, income tax, interest income, net, investment gain or loss, depreciation and amortization, store impairment charges, and Special Items. Store impairment charges included as an adjustment item in Adjusted EBITDA primarily resulted from our semi-annual impairment evaluation of long-lived assets of individual restaurants, and additional impairment evaluation whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If these restaurant-level assets were not impaired, depreciation of the assets would have been recorded and included in EBITDA. Therefore, store impairment charges were a non-cash item similar to depreciation and amortization of our long-lived assets of restaurants. The Company believes that investors and analyst may find it useful in measuring operating performance without regard to such non-cash item.

These adjusted measures are not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of these adjusted measures provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.

Unit Count by Brand

KFC

	12/31/2022	New Builds	Closures	Refranchised	3/31/2023
Company-owned	8,214	191	(68)	(2)	8,335
Franchisees	880	25	(3)	2	904
Total	9,094	216	(71)	—	9,239

Pizza Hut

	12/31/2022	New Builds	Closures	Refranchised	3/31/2023
Company-owned	2,760	103	(23)	(2)	2,838
Franchisees	143	1	(1)	2	145
Total	2,903	104	(24)	—	2,983

Others

	12/31/2022	New Builds	Closures	3/31/2023
Company-owned	187	20	(6)	201
Franchisees	763	16	(22)	757
Total	950	36	(28)	958

Yum China Holdings, Inc.

Segment Results

(in US$ million)

(unaudited)

	Quarter Ended 3/31/2023
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$2,166	$591	$15	$—	$—	$2,772
Franchise fees and income	17	2	6	—	—	25
Revenues from transactions with franchisees(2)	10	1	19	63	—	93
Other revenues	5	3	162	10	(153)	27
Total revenues	$2,198	$597	$202	$73	$(153)	$2,917
Company restaurant expenses	1,685	507	18	—	(1)	2,209
General and administrative expenses	68	29	10	56	—	163
Franchise expenses	9	1	—	—	—	10
Expenses for transactions with franchisees(2)	9	1	18	63	—	91
Other operating costs and expenses	4	3	161	8	(152)	24
Closures and impairment expenses, net	1	1	1	—	—	3
Other expenses (income), net	2	—	—	(1)	—	1
Total costs and expenses, net	1,778	542	208	126	(153)	2,501
Operating Profit (Loss)	$420	$55	$(6)	$(53)	$—	$416

Reconciliation of GAAP Operating Profit to Restaurant Profit

	Quarter Ended 3/31/2023
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated	Elimination	Total
GAAP Operating Profit (Loss)	$420	$55	$(6)	$(53)	$—	$416
Less:
Franchise fees and income	17	2	6	—	—	25
Revenues from transactions with franchisees	10	1	19	63	—	93
Other revenues	5	3	162	10	(153)	27
Add:
General and administrative expenses	68	29	10	56	—	163
Franchise expenses	9	1	—	—	—	10
Expenses for transactions with franchisees	9	1	18	63	—	91
Other operating costs and expenses	4	3	161	8	(152)	24
Closures and impairment expenses, net	1	1	1	—	—	3
Other expenses (income), net	2	—	—	(1)	—	1
Restaurant profit (loss)	$481	$84	$(3)	$—	$1	$563
Company sales	2,166	591	15	—	—	2,772
Restaurant margin %	22.2%	14.2%	(21.2)%	N/A	N/A	20.3%

	Quarter Ended 3/31/2022
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,991	$542	$15	$—	$—	$2,548
Franchise fees and income	16	2	6	—	—	24
Revenues from transactions with franchisees(2)	8	1	11	57	—	77
Other revenues	2	2	131	10	(126)	19
Total revenues	$2,017	$547	$163	$67	$(126)	$2,668
Company restaurant expenses	1,689	484	22	—	2	2,197
General and administrative expenses	65	29	13	44	—	151
Franchise expenses	9	1	—	—	—	10
Expenses for transactions with franchisees(2)	8	1	9	57	—	75
Other operating costs and expenses	1	1	134	9	(128)	17
Closures and impairment (income) expenses, net	(1)	1	2	—	—	2
Other expenses (income), net	26	—	—	(1)	—	25
Total costs and expenses, net	1,797	517	180	109	(126)	2,477
Operating Profit (Loss)	$220	$30	$(17)	$(42)	$—	$191

Reconciliation of GAAP Operating Profit to Restaurant Profit

	Quarter Ended 3/31/2022
	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated	Elimination	Total
GAAP Operating Profit (Loss)	$220	$30	$(17)	$(42)	$—	$191
Less:
Franchise fees and income	16	2	6	—	—	24
Revenues from transactions with franchisees	8	1	11	57	—	77
Other revenues	2	2	131	10	(126)	19
Add:
General and administrative expenses	65	29	13	44	—	151
Franchise expenses	9	1	—	—	—	10
Expenses for transactions with franchisees	8	1	9	57	—	75
Other operating costs and expenses	1	1	134	9	(128)	17
Closures and impairment (income) expenses, net	(1)	1	2	—	—	2
Other expenses (income), net	26	—	—	(1)	—	25
Restaurant profit (loss)	$302	$58	$(7)	$—	$(2)	$351
Company sales	1,991	542	15	—	—	2,548
Restaurant margin %	15.2%	10.7%	(50.9)%	N/A	N/A	13.8%

The above tables reconcile segment information, which is based on management responsibility, with our Condensed Consolidated Statements of Income.

(1)
Amounts have not been allocated to any segment for purpose of making operating decision or assessing financial performance as the transactions are deemed corporate revenues and expenses in nature.
(2)
Primarily includes revenues and associated expenses of transactions with franchisees derived from the Company’s central procurement model whereby the Company centrally purchases substantially all food and paper products from suppliers and then sells and delivers to KFC and Pizza Hut restaurants, including franchisees.